Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice, and on behalf of the Office of Personnel Management (“OPM”), which administers the Federal Employees Health Benefits Program (“FEHBP”) (collectively, the “United States”), and Eargo, Inc. (“Eargo” or the “Company”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A. Eargo is a for-profit corporation, incorporated in Delaware and based in San Jose, California, which sells and dispenses hearing aid devices directly to customers nationwide. Eargo’s customers include participants enrolled in the FEHBP.

B. The United States contends that Eargo submitted or caused to be submitted claims for payment to the FEHBP, 5 U.S.C. §§ 8901-8914.

C. The United States contends that it has certain civil claims against Eargo arising from Eargo submitting or causing the submission of claims for payment to the FEHBP for hearing aid devices. In particular, the United States contends that during the period from January 1, 2017 through January 31, 2021, Eargo submitted or caused the submission of claims for payment to the FEHBP using unsupported hearing loss-related diagnosis codes (ICD-10 diagnosis codes H90.5 and H91.93) on claims for hearing aid devices that Eargo submitted to the FEHBP and on superbills Eargo provided to FEHBP participants to obtain reimbursement from the FEHBP. This conduct is referred to below as the “Common Law Covered Conduct.” The United States also contends that during the period from February 1, 2021 through September 22, 2021, Eargo knowingly submitted or caused the submission of false claims for payment to the FEHBP for hearing aid devices. The United States contends that from February 1, 2021 through

September 22, 2021, after conducting an internal review of its coding and billing practices, Eargo continued to submit or cause the submission of claims using unsupported hearing loss-related diagnosis codes (ICD-10 diagnosis codes H90.5 and H91.93) on claims for hearing aid devices that Eargo submitted to the FEHBP and on superbills Eargo provided to FEHBP participants that Eargo knew or should have known the participants would use to obtain reimbursement from the FEHBP. This conduct is referred to below as the “False Claims Act Covered Conduct.” The Common Law Covered Conduct and the False Claims Act Covered Conduct are collectively referred to herein as the “Covered Conduct.”

D. Eargo denies the United States’ allegations in Paragraph C.

E. This Settlement Agreement is neither an admission of liability by Eargo nor a concession by the United States that its claims are not well founded.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Settlement Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1. Eargo shall pay to the United States $34,372,032.38 (the “Settlement Amount”) and interest on the Settlement Amount at a rate of 1.875 percent per annum from February 28, 2022, of which $30,392,718.19 is restitution, no later than five (5) days after the Effective Date of this Agreement by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the United States Department of Justice.

2. Subject to the exceptions in Paragraph 5 (concerning reserved claims) below, and upon the United States’ receipt of the Settlement Amount plus interest due under Paragraph 1, the United States releases Eargo, together with its current and former parent corporations; direct and indirect subsidiaries; brother or sister corporations; divisions; current or former corporate owners; and the corporate successors and assigns of any of them (collectively, the Released Parties), from any civil or administrative monetary claim the United States has for the Common Law Covered Conduct under the common law theories of payment by mistake or unjust enrichment.

3. Subject to the exceptions in Paragraph 5 (concerning reserved claims) below, and upon the United States’ receipt of the Settlement Amount plus interest due under Paragraph 1, the United States releases the Released Parties from any civil or administrative monetary claim the United States has for the False Claims Act Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud.

4. In consideration of the obligations of Eargo in this Agreement, and upon the United States’ receipt of full payment of the Settlement Amount plus interest due under Paragraph 1, OPM shall release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the FEHBP against Eargo under 5 U.S.C. § 8902a or 5 C.F.R. Part 890 Subpart J or Part 919 for the Covered Conduct, except as reserved in this paragraph and in Paragraph 5 (concerning reserved claims), below, and except if excluded by the OIG-HHS pursuant to 42 U.S.C. § 1320a-7(a). OPM expressly reserves all rights to comply with any statutory obligation to debar Eargo from the FEHBP under 5 U.S.C. § 8902a(b) (mandatory exclusion) based upon the Covered Conduct. Nothing in this paragraph precludes OPM from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 5, below.

5. Notwithstanding the releases given in Paragraphs 2 through 4 of this Agreement, or any other term of this Agreement, the following claims and rights of the United States are specifically reserved and are not released:

a.	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.	Any criminal liability;

c.	Except as explicitly stated in this Agreement, any administrative liability or enforcement right, including mandatory exclusion from Federal health care programs;

d.	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.	Any liability based upon obligations created by this Agreement;

f.	Any liability of individuals;

g.	Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

h.	Any liability for failure to deliver goods or services due; and

i.	Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

6. Eargo waives and shall not assert any defenses Eargo may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.

7. Eargo fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Eargo has asserted, could have asserted, or may assert in the future against the United States, and its agencies, officers, agents, employees, and servants related to the Covered Conduct and the United States’ investigation and prosecution thereof.

8. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any FEHBP carrier or payer or any state payer, related to the Covered Conduct, and Eargo agrees not to resubmit to any FEHBP carrier or payer or any state payer any previously denied claims related to the Common Law Covered Conduct or the False Claims Act Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

9. Eargo agrees to the following:

a. Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395lll and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Eargo, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)	the matters covered by this Agreement;

(2)	the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3)

Eargo’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);

(4)	the negotiation and performance of this Agreement; and

(5)	the payment Eargo makes to the United States pursuant to this Agreement,

are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs).

b. Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Eargo, and Eargo shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Eargo or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Eargo further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable FEHBP fiscal agents any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Eargo or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Eargo agrees that the United States, at a minimum, shall be entitled to recoup from Eargo any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Eargo or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this paragraph) on Eargo or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Eargo’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this paragraph.

10. Eargo agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Eargo shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Eargo further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning any investigation of the Covered Conduct that it has undertaken, or that has been performed by another on its behalf.

11. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 12 (waiver for beneficiaries paragraph), below.

12. Eargo agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as the Covered Conduct.

13. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

14. Each Party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.

15. This Agreement is governed by the laws of the United States. The exclusive venue for any dispute relating to this Agreement is the United States District Court for the Northern District of Texas. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

16. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

17. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

18. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

19. This Agreement is binding on Eargo’s successors, transferees, heirs, and assigns.

20. All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

21. This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: April 29, 2022	BY:	/s/ Samuel Lehman
SAMUEL LEHMAN
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

DATED: April 27, 2022	BY:	/s/ Kenneth G. Coffin
KENNETH G. COFFIN
Assistant United States Attorney
Northern District of Texas

DATED: April 27, 2022	BY:	/s/ Edward M. Deharde
EDWARD M. DEHARDE
Deputy Associate Director of Federal Employee
Insurance Operations, Healthcare and Insurance
United States Office of Personnel Management

DATED: April 27, 2022	BY:	/s/ Paul St. Hillaire
PAUL ST. HILLAIRE
Assistant Inspector General for Legal & Legislative Affairs
Office of the Inspector General
United States Office of Personnel Management

EARGO, INC.

DATED: April 29, 2022	BY:	/s/ Christian Gormsen
CHRISTIAN GORMSEN Chief Executive Officer Eargo, Inc.

DATED: April 29, 2022	BY:	/s/ Alice Fisher
ALICE FISHER TERRA REYNOLDS
Counsel for Eargo, Inc. Latham & Watkins LLP